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                                                                    Exhibit 5.1

                             REED SMITH SHAW & MCCLAY
MAILING ADDRESS:                 435 SIXTH AVENUE                 WASHINGTON, DC
P.O. BOX 2009               PITTSBURGH, PA 15219-1886           PHILADELPHIA, PA
PITTSBURGH, PA 15230-2009         412-288-3131                    HARRISBURG, PA
                                                                      McLEAN, VA
                                                                   PRINCETON, NJ
FACSIMILE 412-288-3063                                              NEW YORK, NY

WRITER'S DIRECT DIAL NUMBER

                                                    March 29, 1996



  Keystone Financial, Inc.
  One Keystone Plaza
  Front and Market Streets
  P.O. Box 3660
  Harrisburg, PA  17105-3660

            Re: Registration Statement on Form S-8 for the 1994 Employee Stock Option Plan of National American Bancorp, Inc.
                     --------------------------------------------------------

  Gentlemen:

        We have acted as counsel to Keystone Financial, Inc., a Pennsylvania corporation (the "Corporation"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 23,000 shares of Common Stock, par value $2.00 per share, of the Corporation (the "Common Stock") which may be issued upon exercise of stock options (the "Options") assumed by the Corporation in connection with the merger of National American Bancorp, Inc. ("NAB") into the Corporation. Either authorized but unissued or treasury shares of Common Stock may be issued upon the exercise of the Options. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Corporation and reissued under the Options will have been duly authorized, validly issued and fully paid at the time of their original issuance.

        In connection with this opinion, we have examined, among other things:

               (1) a form of resolutions adopted by the Board of Directors of the Corporation on March 28, 1996 authorizing the issuance of up to 23,000 shares of Common Stock upon exercise of the Options and reserving 23,000 shares of Common Stock for such purpose;

               (2) the Restated Articles of Incorporation and Bylaws of the Corporation, as amended to date; and

               (3) a copy of NAB's 1994 Employee Stock Option Plan under which the Options were granted, together with the forms of the Notices of Grant of Stock Options evidencing such Options dated April 4, 1994 (collectively, the "Stock Option Documents").

        Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 23,000 shares of Common Stock being registered and which may be issued by the Corporation upon exercise of the Options have been duly authorized, and upon such exercise and such issuance in accordance with the provisions of the Stock Option Documents, such shares will be validly issued, fully paid and nonassessable.
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REED SMITH SHAW & McCLAY

Keystone Financial, Inc.                -2-                      March 29, 1996


        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                                    Yours truly,

                                                    /s/ Reed Smith Shaw & McClay

                                                    REED SMITH SHAW & McCLAY